UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12

INTERLAND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERLAND, INC.
303 Peachtree Center Avenue, Suite 500
Atlanta, Georgia 30303

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
Notice is Hereby Given that the 2004 Annual Meeting of Shareholders of Interland, Inc., a Minnesota corporation (“Interland” or the “Company”), will be held on July 1, 2004, at 10:00 a.m., Eastern time at the JW Marriott Hotel, 3300 Lenox Road, Atlanta, Georgia 30326, for the following purposes:

1.	To elect directors to serve until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on May 3, 2004 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

          Your vote is important, regardless of the number of shares that you own.

          All shareholders are cordially invited to attend the meeting in person. Shareholders will be required to furnish proof of ownership of the Company’s common stock before being admitted to the meeting. Shareholders holding shares in the name of a broker, bank or other nominee must bring a statement from the broker, bank or nominee confirming their ownership of the Company’s common stock.

          To ensure your representation at the meeting in the event you cannot attend, you are urged to return a proxy as soon as possible. Shareholders may vote, sign, date and return the enclosed proxy in the postage-prepaid envelope provided. As an alternative to using the paper proxy to vote, shareholders may vote electronically via the Internet or by telephone. Please see the proxy statement for additional details. Shareholders attending the meeting may vote in person, even if they have returned a proxy.

          Financial and other information about the Company is contained in the enclosed Annual Report and Form 10-K for the fiscal year ended August 31, 2003.

By Order of the Board of Directors,

Allen L. Shulman, Corporate Secretary

Atlanta, Georgia May 17, 2004

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

INTERLAND, INC.

303 Peachtree Center Avenue, Suite 500

Atlanta, Georgia 30303

PROXY STATEMENT

2004 ANNUAL MEETING OF SHAREHOLDERS

General
               The enclosed proxy is solicited on behalf of the board of directors of Interland, Inc., a Minnesota corporation  (the “Company” ), for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on July 1, 2004, at 10:00 a.m., Eastern Time, or at any adjournment or postponement of the meeting. The meeting will be held at the JW Marriott Hotel, 3300 Lenox Road, Atlanta, Georgia 30326. The purposes of the meeting are described in this proxy statement and the accompanying Notice of 2004 Annual Meeting of Shareholders. This proxy statement and the enclosed proxy are first being mailed on or about May 17, 2004 to all shareholders entitled to vote at the meeting. An Annual Report to shareholders for the fiscal year ended August 31, 2003 is enclosed with this proxy statement.

          The Company’s principal executive offices are located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 and its telephone number is (404) 720-8301.

Voting of Proxies
          By executing and returning the proxy either by returning the paper proxy or by submitting your proxy by telephone or electronically via the Internet, you are authorizing Joel J. Kocher and Allen L. Shulman to represent you and vote your shares at the meeting according to your instructions.

          Shareholders with shares held directly or in an account at a brokerage firm may vote those shares by calling the telephone number or accessing the Internet site referenced in your voting form. Votes submitted electronically by the Internet or telephone must be received by midnight, Eastern Time, on June 30, 2004.

          The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

          The giving of a proxy will not affect your right to vote in person should you decide to attend the meeting. Shareholders holding shares in the name of a broker or other nominee who wish to vote in person at the meeting must bring a statement from the broker or nominee confirming ownership of the Company’s common stock.

Revocability of Proxies
          A person giving a proxy may revoke it at any time before it is voted by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Please note, however that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a statement from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of shares.

Expenses of Soliciting Proxies
          The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile, telegram or by electronic means without additional compensation.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Record Date
          Only shareholders of record at the close of business on May 3, 2004 (the ‘‘Record Date’’) are entitled to notice of and to vote at the Annual Meeting.

Outstanding Shares
          The Company has only one class of stock outstanding, the Company’s common stock, $0.01 par value per share. As of the Record Date, 16,080,805 shares of common stock were issued and outstanding.

Voting Rights
          Each shareholder is entitled to one vote for each share of common stock held as of the Record Date for all matters. A majority of all votes eligible to be cast is required to establish a quorum for the transaction of business at the meeting. Shares that are voted “for”, “against”, “withhold” or “abstain” are treated as present at the meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the meeting (the “Votes Cast”) with respect to each matter. Abstentions will have the same effect as votes against a proposal. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth ownership information with respect to the common stock of the Company, as of May 3, 2004, with respect to (i) persons known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company listed in the “Summary Compensation Table” below, and (iv) all current directors and executive officers of the Company as a group

	Interland, Inc. Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

PAR Investment Partners, L.P. (2)	2,000,000	12.4%
ICM Asset Management, Inc. (3)	1,510,660	9.4
Dominique Bellanger (4)	949,433	5.9
Steve Harter (4)	949,433	5.9
William B. Bunting (4)	949,433	5.9
Joel J. Kocher (5)	306,453	1.9
Robert T. Slezak (6)	87,850	*
Savino R. Ferrales (7)	63,584	*
Robert Lee (8)	29,867	*
Allen L. Shulman (9)	25,546	*
John B. Balousek (10)	20,767	*
Donald Bulens (11)	13,153	*
Tiffani D. Bova (12)	9,884	*
Edward Shapiro (13)	3,000	*
John P. Crecine (14)	2,000	*
David A. Buckel	0	*
Mark K. Alexander	2,257	*
Cindy Appel (15)	1,000	*
Richard Pitrolo (16)	0	*
All current directors and executive officers as a Group (11persons) (17)	494,636	3.1%

*    Less than 1%

1.

Unless otherwise indicated below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. All holdings have been adjusted to reflect the 1-for-10 reverse stock split effective August 1, 2003.

2.

Information is based in part on Schedule 13G filed on February 12, 2002 by PAR Investment Partners, L.P.  Represents 2,000,000 shares held by PAR Investment Partners, L.P. (“PAR Investment”), of which PAR Group, L.P. is a general partner. PAR Capital Management, Inc. provides investment management services for PAR Investment. Edward L. Shapiro, who has served as a member of the Board of Directors of Interland since March 2002, is a Vice President and shareholder of PAR Capital Management, Inc., and a limited partner of PAR Group, L.P. Does not include 3,000 shares subject to currently exercisable options owned by Mr. Shapiro. PAR Capital Management, Inc. is a reporting company under the Exchange Act. The principal officer for PAR Investment, PAR Group, L.P. and PAR Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111.

3.

Information is based on Schedule 13G filed on February 10, 2004 by ICM Asset Management, Inc. (“ICM”), which specified the holdings of ICM, a registered investment advisor.  The principal office for ICM is W. 601 Main Avenue, Suite 600, Spokane, Washington 99201-0613.  The Schedule 13G reports 1,477,200 shares having shared dispositive power, 801,370 shares having shared voting power, and no shares with sole dispositive power or sole voting power.  James M. Simmons is named in the Schedule 13G as the President and controlling shareholder of ICM, and as such, has shared voting and dispositive power over the shares.

4.

Information is based on Schedule 13G filed on June 23, 2003. The principal business office of Dominique Bellanger is BNP Private Equity, 32 Blvd Haussmann, 75009 Paris, France.  The principal business office of Steven Harter is Three Riverway, Suite 1430, Houston, Texas 77056.  The principal business office of William B. Bunting is One Montgomery Street, 37th Floor, San Francisco, CA 94104.  Dominique Bellanger may be deemed to be the beneficial owner of 949,433 shares of the Common Stock. Steve Harter may be deemed to be the beneficial owner of 949,433 shares of the Common Stock. William B. Bunting may be deemed to be the beneficial owner of 949,433 shares of the Common Stock.  In connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 19, 2002 (the “Hostcentric Merger Agreement”), by and among the Company, Bobcat Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Hostcentric, Inc., a Delaware corporation, and William B. Bunting, Steve Harter and Dominique Bellanger, as the Stockholders’ Representatives, 949,433 shares of Common Stock were deposited into escrow (the “Escrow Account”) on the closing date in accordance with that certain Escrow Agreement, dated as of June 13, 2003, by and among the Company, William B. Bunting, Steve Harter and Dominique Bellanger, as the Stockholders’ Representatives, and SunTrust Bank, as the Escrow Agent, as security for the indemnification obligations described in the Hostcentric Merger Agreement.  The Stockholders’ Representatives, acting by majority vote, are exclusively authorized after the closing date to take such action as the Stockholders’ Representatives, acting in their sole discretion, deem necessary, appropriate or convenient to perform the actions contemplated by the Hostcentric Merger Agreement and any other action reasonably related thereto.  Reference is hereby made to the Hostcentric Merger Agreement which has previously been filed by Interland, Inc. as Annex A to the Form S-4/A (Reg. No. 333-104612) filed on May 20, 2003 and the Hostcentric Merger Agreement is incorporated herein by reference.

5.	Includes 277,308 shares subject to options held by Mr. Kocher that are exercisable within 60 days after May 3, 2004.

6.	Includes 84,850 shares beneficially owned by Mr. Slezak and 3,000 shares subject to options held by Mr. Slezak that are exercisable within 60 days after May 3, 2004.

7.	Represents 63,584 shares subject to options held by Mr. Ferrales that are exercisable within 60 days after May 3, 2004.

8.	Includes 21,600 shares beneficially owned by Mr. Lee as well as 8,267 shares subject to options held by Mr. Lee that are exercisable within 60 days after May 3, 2004.

9.	Represents 25,546 shares subject to options held by Mr. Shulman that are exercisable within 60 days after May 3, 2004.

10.

Includes 1,200 shares owned by Mr. Balousek, 10,000 shares held by a partnership controlled by Mr. Balousek, and 9,567 shares subject to options held by Mr. Balousek that are exercisable within 60 days after May 3, 2004.

11.	Includes 13,125 shares subject to options held by Mr. Bulens that are exercisable within 60 days after May 3, 2004.

12.	Includes 13,153 shares subject to options held by Ms. Bova that are exercisable within 60 days after May 3, 2004.

13.	Represents 3,000 shares subject to options held by Mr. Shapiro that are exercisable within 60 days after May 3, 2004.

14.	Represents 2,000 shares subject to options held by Dr. Crecine that are exercisable within 60 days after May 3, 2004.

15.	Includes 1,000 shares subject to options held by Ms. Appel that are exercisable within 60 days after May 3, 2004.

16.	Zero shares are subject to options held by Mr. Pitrolo and are exercisable within 60 days after May 3, 2004.

17.

Includes 347,841 shares subject to options held by all current directors and executive officers as a group (11 persons) that are exercisable within 60 days after May 3, 2004 and 146,795 shares beneficially owned by all current directors and officers as a group.

DIRECTORS AND EXECUTIVE OFFICERS

          As described under Proposal One below, proxies will be voted for the election of the following nominees as directors to serve upon the expiration of their current term ending on July 1, 2004 until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies may be voted for such substitute as the Board may designate.

Name	Age	Position

Joel J. Kocher	48	Chairman of the Board of Directors, President and Chief Executive Officer
John B. Balousek	58	Director
John Patrick Crecine, PhD	64	Director
Robert Lee	55	Director
Edward L. Shapiro	39	Director
Robert T. Slezak	46	Director

          JOEL J. KOCHER is Chairman, President and Chief Executive Officer.  He joined the Company in January 1998 as President, Chief Operating Officer, and Director, and was appointed Chairman and Chief Executive Officer in June 1998.  Prior to joining the Company, Mr. Kocher served as President and Chief Operating Officer at Power Computing Corporation, a personal computer company, from December 1996 until August 1997.  He served as Executive Vice President and then Chief Executive Officer of Artistsoft, Inc., a computer networking and telephone company, from August 1994 to January 1996.  From 1987 to 1994, he held several senior executive positions with Dell Computer Corporation, including President, Worldwide Sales, Marketing and Services.

          JOHN B. BALOUSEK has served as a member of the board of directors since August 1999.  He currently serves as a Director on the boards of two publicly held companies, Aptimus, Inc. and Central Garden & Pet Company, and several privately held firms.  From 1998 to 1999, Mr. Balousek served as Executive Vice President and a founder of PhotoAlley.com, a San-Francisco-based start-up company providing electronic commerce services.  He served as Chairman and CEO of True North Technologies, a digital and interactive services company of True North Communications, parent company of Foote Cone & Belding Communications, Inc., a global advertising and communications company, from March to July 1996.  Mr. Balousek continued to serve as a Director of True North Communications until January 1997.  From 1991 to February 1996, Mr. Balousek served as President, Chief Operating Officer and Director of Foote Cone & Belding Communications.

          JOHN PATRICK CRECINE, PHD became a director of Interland in November 2003.  Dr. Crecine is Chief Executive Officer of B.P.T., Inc., a private investor, and consultant.  He was President of the Georgia Institute of Technology from 1987 to mid-1994.  Previously he served as a Professor at the University of Michigan and founding Director of the Institute of Public Policy Studies from 1965 to 1975.  He became Dean of the College of Humanities and Social Sciences at Carnegie Mellon University in 1976, a position he held until 1983 when he became the University’s Provost and Senior Vice President for Academic Affairs.  He held that position until his Georgia Tech appointment.  He is a member of the Board of the Georgia Department of Industry, Trade and Tourism.  He also has been a Director of INTERMET Corporation, a company listed on the NASDAQ National Market, since 1993, and serves on the boards of two privately held companies.

          ROBERT LEE has served as a member on the board of directors since April 1999.  He is currently also a Director on the board of Netopia, a publicly held company, as well as several privately held firms.  From 1995 to May 1998, Mr. Lee served as President of Business Communications Services for Pacific Bell.  Mr. Lee also served as Executive Vice President, California Market Group, for Pacific Bell from 1993 to 1995.

          EDWARD L. SHAPIRO has served as a member of the board of Directors since January 2002. He is currently a partner with PAR Capital Management, Inc. He also has held the positions of vice president with Wellington Management Company LLC, and financial analyst with Morgan Stanley & Co.  He serves as a Director on the boards of two privately held firms.

          ROBERT T. SLEZAK has served as a member on the Board of Directors since August 2001.  He currently also serves as a Director on the boards of Matrix Bancorp, Inc. and Pegasus Communications, Inc.   Mr. Slezak has worked as an independent management consultant since November 1999. From 1987 to November 1999, Mr. Slezak served as Chief

Financial Officer of Ameritrade Holding Corporation, managing the accounting, finance, tax, mergers and acquisitions and regulatory reporting functions of this online brokerage firm.

          Set forth below is information regarding executive officers of the Company who are not also directors:

          CINDY APPEL (36) started at Interland on February 12, 2003 as the Director of Product Marketing and became Vice President of Product Management on April 5, 2004.  Prior to Interland, Ms. Appel served as the Director of Product Marketing for NetVendor from November 2000 to February 2003.  She also served as the Senior Manager of Wholesale Dial Products at UUNET from October 1999 to June 2000, Senior Product Manager of Hosting and Electronic Commerce at Worldcom Advanced Networks/UUNET from April 1998 to October 1999.  Previous to this she worked for ANS, Inc from December 1995 to April 1998 and Valucom from November 1991 to December 1995.

          TIFFANI D. BOVA (37) became the Vice President, Sales & Channel Programs at Interland in July 2003.  Miss Bova joined Interland from Affinity Internet where she was the Vice President of Sales and Channel Programs, building Affinity’s channel presence and revenue growth.  In 2002, Miss Bova was named one of twenty-five leading channel advocates heading up innovative channel program campaigns by CRN Magazine.  Widely regarded as an expert in the technology reseller channel, this 13-year technical sales veteran has also held management positions with leading companies including Sprint, Inacom and Winstar.

          WILLIAM J. JONES (43) became Chief Information Officer, Vice President of Operations in July 2003.  A 20-year veteran in information technology, Mr. Jones oversees the company’s information technology and data center operations. Prior to joining Interland, Mr. Jones was CIO of Tivoli Systems from May 2000 to January 2003, as well as director of Americas infrastructure services for the IBM Software Group.  From October 1996 to October 1998, he served as director of operations in the IT group for ENTEX Information Services, a privately held computer systems reseller and services company. During his 14-year tenure at Electronic Data Systems (EDS) from June 1982 to October 1996, he held various technical and management positions with emphasis on information technology operations.

          RICHARD PITROLO (45) is the Vice President of Service Delivery and joined the Company on November 10, 2003.  In his current role, Mr. Pitrolo oversees all functions of the Service Delivery team.  Prior to Interland, he served as Vice President of North American CRM Operations for Stream International (Solectron) from November 2002 to November 2003 and Vice President of Operations Planning from June 2000 to November 2002.  He also served as the Director of Operations and Support for Inacom from August 1998 to June 2000, President and General Manager of PC Technology Services from June 1997 to July 1998, and Manager of Advanced Services at Gateway 2000 from April 1995 to June 1997.

          ALLEN L. SHULMAN  (55) was elected as Senior Vice President, Chief Financial Officer and Executive Counsel in October 2002, after serving as Vice President and General Counsel since joining the Company in November 2001. Mr. Shulman served as General Counsel of CheckFree Corporation from May 1997 until October 2001 and additionally as Chief Financial Officer from August 1998 to June 2000. From 1983 to 1996, Mr. Shulman held a number of executive positions with United Refrigerated Services, Inc., including Chief Operating Officer, Chief Financial Officer and General Counsel. From 1974 to 1983 he practiced law in New Jersey and in Chicago, where he was a partner in the firm of Conklin & Adler.

          DON BULENS (47) was Senior Vice President of Mainstream Marketing from January 2003 until his departure form the Company in April 2004.

          SAVINO R. “SID” FERRALES (53) was Senior Vice President and Chief Resource Officer from February 1998 until his departure in April 2004.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Its Committees

          The Board of Directors consists of six directors.  The Board has determined that the following four directors are “independent” as defined under Rule 4200(a)(15) of the NASDAQ listing standards:  John B. Balousek, John Patrick Crecine, PhD, Robert Lee, and Robert T. Slezak.  The independent directors hold regular executive sessions without management.  During the fiscal year ended August 31, 2003, the Board of Directors held a total of eight meetings and also took action by written consent.  Each member of the Board of Directors who served on the Board during fiscal 2003 attended more than 75% of the meetings of the Board of Directors and committees of the Board of which he was a member.  The

Board of Directors maintains standing Nominating, Audit and Compensation Committees.  The members of the committees are listed below.

Audit Committee	Nominating Committee	Compensation Committee

Robert T. Slezak, Chairman	Robert Lee, Chairman	Robert Lee, Chairman
John B. Balousek	John B. Balousek	John B. Balousek
John Patrick Crecine	Robert T. Slezak
John Patrick Crecine

          Nominating Committee. The Board recently formed a Nominating Committee consisting of John Patrick Crecine, Robert Lee, John B. Balousek, and Robert T. Slezak, each of whom is an “independent director” as defined by the Nasdaq Stock Market. The Nominating Committee assists the Board in establishing qualification criteria for the Company’s non-employee directors, identifying and evaluating candidates for nomination to the shareholders for election to the Board of Directors, and developing and recommending to the Board corporate governance guidelines and procedures applicable to the Company.

          The Nominating Committee has established the following general qualifications criteria for the Company’s directors:

•

The backgrounds and qualifications of the Directors considered as a group should provide a significant breadth of experience, knowledge and abilities and assist the Board in fulfilling its responsibilities.

•

Because a mix of viewpoints and ideas enhances the Board’s ability to function effectively, the diversity of the Board should be considered when considering potential nominees.  Potential nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law.

•	Nominations shall be in accordance with the procedures prescribed by the bylaws.

•	At least a majority of the Directors shall be independent.

•	Each director must be an individual of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others.

•	Each director must have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

•

A nominee should have demonstrated the business acumen, experience and ability to use sound judgment and to contribute to the effective oversight of the business and financial affairs of a large, multifaceted, global organization.

•

A nominee should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a Director, including regularly attending and participating in meetings of the Board and its committees.

•

A nominee should neither have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a Director.

•	A nominee should have independent opinions and be willing to state them in a constructive manner.

In addition, the Nominating Committee from time to time establishes and modifies specific criteria desirable to be represented on the Board including knowledge and experience in business strategy, leadership, industry experience, finance and audit, and other skills beneficial to the business objectives of the Company.

          The Board is responsible for selecting director nominees on behalf of the Company, with the assistance of the Nominating Committee. The Nominating Committee will consider nominees for directors properly proposed by shareholders. Any shareholder who desires to propose a candidate for consideration by the Nominating Committee should include in its proposal at a minimum the nominee’s name and qualifications for Board membership. Proposed candidates must be received by the deadline for inclusion of shareholder proposals in the proxy statement, as described at “Shareholder Proposals” below.  We anticipate that the deadline for the 2005 annual meeting will be January 17, 2005, but this deadline will change if the date of the 2005 annual meeting changes.  These proposals should be addressed to:

Corporate Secretary
Interland, Inc.
303 Peachtree Center Avenue, Suite 500
Atlanta, Georgia 30303

          The Nominating Committee may from time to time use a variety of methods for identifying and evaluating nominees for director. In the past, the Company’s Board of Directors has assessed and in the future the Company’s Nominating Committee is expected to assess the appropriate size of the Board, expected vacancies on the Board and the availability of desirable candidates for appointment to the Board. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, shareholders and other persons.  The Company has not engaged any third parties to identify or assist in finding candidates.  The Board has not received any outside nominations or candidates for this annual meeting.

          Compensation Committee.  The Company maintains a Compensation Committee. The members of the Compensation Committee are Robert Lee and John B. Balousek. During fiscal 2003, the Compensation Committee held four meetings and also took action by written consent.

          Audit Committee.  The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). John B. Balousek, John Patrick Crecine, and Robert T. Slezak are members of the Audit Committee.  Robert Lee was a member of the Audit Committee until his resignation from the Committee in May 2004.  The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are “independent” as defined in Rules 4200(a)(15) of the NASDAQ listing standards.

          During fiscal 2003, the Audit Committee held eight meetings and also took action by written consent. The Board of Directors adopted a revised charter for the Audit Committee in May 2003.

          Audit Committee Financial Expert.  The Company’s Board of Directors has determined that in its judgment, Mr. Slezak qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). An audit committee financial expert is a person who has (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.

Communications with Directors.

          Shareholders may communicate with the Company’s Directors in writing via mail to Interland, Inc., 303 Peachtree Center Ave., Suite 500, Atlanta, GA  30303, Attention: Board Members.    All shareholder messages will be forwarded directly to the Directors specified by the shareholder and a copy supplied to the Company’s Secretary.  As of the date of this proxy statement, no material action has been taken by the Board as a result of a shareholder communication.

Director Attendance at Shareholder Meetings

          At last year’s annual meeting of shareholders, the following directors were in attendance:  Joel J. Kocher.  The board does not have a formal policy on director attendance at stockholder meetings.

Code of Conduct

          All employees and directors of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller, are required to comply with the Interland, Inc. Code of Conduct. This Code is available on the legal notices page of the Company’s web site at www.Interland.com.  The Company will disclose on its web site any amendments to or waivers from provisions of the Code as required by the rules of the Securities and Exchange Commission and the Nasdaq Stock Market. The Board of Directors has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Complaints regarding these matters will be reviewed under Audit Committee direction and oversight.

EXECUTIVE COMPENSATION

          The following table sets forth the cash and non-cash compensation for each of the last three fiscal years for services rendered to the Company, its predecessors and its subsidiaries, awarded to or earned by any individual who served as Chief Executive Officer of the Company during fiscal 2003 and each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2003 whose combined salary and bonus earned in fiscal 2003 exceeded $100,000 and two former executive officers who were no longer officers at fiscal year end but who would have been among the most highly compensated executive officers for the fiscal year (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary [1]	Bonus [2]		Other Annual Compensation [3]		Securities Underlying Options [4]		All Other Compensation [5]

Joel J. Kocher	2003	382,391	-		194,920	[18]	35,000	[6]	-
Chairman, President and	2002	364,846	162,000		83,301	[7]	100,000	[8]	-
Chief Executive Officer	2001	495,597	-		-		142,870	[9]	-

Savino R. Ferrales	2003	244,792	91,047		48,366	[10]	17,500	[6]	-
Former Senior Vice President and	2002	264,000	164,025	[19]	57,745	[10]	23,000	[8]	270,000	[11]
Chief Resource Officer	2001	276,000	42,525		-		25,000	[12]	-

Allen L. Shulman	2003	251,750	84,966		-		27,500	[6]	1,926
Senior Vice President and	2002	166,538	77,289		-		25,000	[6]	-
Chief Financial Officer	2001	-	-		-		-		-

Tiffani D. Bova	2003	233,077	144,381		-		16,000	[6]	18,731	[20]
Vice President, Sales &	2002	9,808	-		-		13,000	[6]	25,000	[21]
Channel Programs	2001	-	-		-		-		-

Donald Bulens	2003	166,667	61,875		285,000	[15]	35,000	[6]	-
Former Senior Vice President of	2002	-	-		-		-		-
Mainstream Marketing [14]	2001	-	-		-		-		-

David A. Buckel	2003	110,589	108,000		236,400	[22]	8,632		-
Former Senior Vice President	2002	234,231	37,800		-		10,000	[8]	11,281
& Chief Financial Officer [16]	2001	132,286	-		-		25,286	[8]	28,012	[17]

Mark K. Alexander	2003	244,791	101,309		-		-		-
Former Senior Vice President	2002	219,286	98,046		-		23,000	[8]	4,646
of Sales & Marketing [13]	2001	17,318	-		-		16,000	[8]	-

(1)	Includes compensation deferred by the employee under the Company’s qualified 401(k) retirement plans.

(2)

Includes amounts paid under the Company’s profit sharing plans and amounts awarded and paid under the Management and Executive Incentive Plan (the “Incentive Plan,” formerly the Micron Electronics, Inc. Executive Bonus Plan) for fiscal 2002 and earned and paid under the Incentive Plan for prior fiscal years.

(3)	Excludes certain perquisites and other amounts that in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses for the officer.

(4)	Adjusted for 1-for-10 reverse stock split effective August 2, 2003.

(5)	Except as otherwise noted, consists of matching contributions made by the Company under qualified 401(k) retirement plans.

(6)	Represents options to purchase shares of the Company’s common stock granted under the Company’s 2002 Stock Incentive Plan.

(7)	Represents amounts the Company paid for travel to and lodging near the Company’s headquarters, as Mr. Kocher does not reside in the Atlanta area.

(8)	Represents an option to purchase shares of the Company’s common stock granted under the Company’s 1995 Stock Option Plan.

(9)

Represents an option to purchase 25,000 shares of the Company’s common stock granted under the Company’s 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the

HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II.  The options granted under the HostPro plans were converted into options to purchase 117,870 shares of the Company’s common stock under the Company’s 2001 Equity Incentive Plan as of March 22, 2001.

(10)	Represents amounts the Company paid for travel to and lodging near the Company’s headquarters, as Mr. Ferrales does not reside in the Atlanta area.

(11)	Represents a retention bonus of $270,000 earned in fiscal 2002.

(12)

Represents an option to purchase 16,427 shares of the Company’s common stock granted under the Company’s 1995 Stock Option Plan and an option originally granted to purchase shares of the common stock of HostPro, Inc., a wholly owned subsidiary of the Company, pursuant to the HostPro, Inc. 2000 Equity Incentive Plan I or the HostPro, Inc. 2000 Equity Incentive Plan II.  The options granted under the HostPro plans were converted into options to purchase 8,572 shares of the Company’s common stock under the Company’s 2001 Equity Incentive Plan as of March 22, 2001.

(13)	This individual’s employment with the Company terminated on December 10, 2002, after the Company’s August 31, 2002 fiscal year end.

(14)	This individual’s employment with the Company commenced on January 3, 2003, and he became an executive officer on January 23, 2003.

(15)	Bonus paid in connection with the Company’s acquisition of Trellix in January 2003.

(16)	This individual’s employment with the Company terminated on October 31, 2002, after the Company’s August 31, 2002 fiscal year end.

(17)	Represents payment of $28,012 by the Company for relocation costs, including, in certain instances, reimbursement for related taxes.

(18)

Represents the market value ($113,400) for a stock grant of 9,146 shares, plus amounts the Company paid for travel to and lodging near the Company’s headquarters, as Mr. Kocher does not reside in the Atlanta area

(19)	Includes a $121,500 bonus that was not paid until after the 2002 10K/A was prepared.

(20)	Includes $17,346 of relocation assistance.

(21)	Represents an initial employment bonus.

(22)	Represents severance payment.

OPTION GRANTS IN FISCAL 2003

          The following table provides information with respect to stock options granted in fiscal 2003 to each of the Named Executive Officers who received options. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms based on assumed annual rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company’s common stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal 2003 (4)	Exercise Price Per Share	Expiration Date	5%	10%

Joel J. Kocher	35,000	(2)	6.8%	$11.00	1/12/2013	$242,124	$613,591

Savino R. Ferrales	17,500	(2)	3.4%	$11.00	1/12/2013	$121,062	$306,795

Allen L. Shulman	17,500	(1)	3.4%	$11.00	1/12/2013	$121,062	$306,795
	10,000	(2)	1.9%	$17.50	10/17/2012	$106,912	$270,936

Donald Bulens	35,000	(3)	6.8%	$11.00	1/12/2013	$242,124	$613,591

Tiffani D. Bova	16,000	(2)	3.1%	$11.00	1/13/2013	$110,685	$280,499

David A. Buckel	8,632	(5)	1.7%	$31.90	10/31/2003	$173,173	$438,854

(1)

Represents options granted pursuant to the Company’s 2002 Equity Incentive Plan that vest over three years in increments of 33% per year.  Options granted pursuant to the Company’s 2002 Equity Incentive Plan are granted as incentive stock options (“ISOs”) or nonstatutory stock options (“NSOs”).  ISOs are granted with an exercise price equal to 100% of the fair market value (as defined in the plan) of the Company’s common stock on the date of grant. NSOs granted and set forth in the above table were granted with an exercise price equal to 100% of the fair market value (as defined in the plan) of the Company’s common stock on the date of grant.

(2)	Represents options granted pursuant to the Company’s 2002 Equity Incentive Plan that vest over four years in increments of 25% per year.

(3)

Represents options granted pursuant to the Company’s 2002 Equity Incentive Plan that vest over four years in increments of 25% per year.  This grant also contained accelerated vesting provisions in the event of certain performance measurements were achieved in fiscal 2003. Performance thresholds were not met, therefore, no vesting acceleration occurred.

(4)	Reflects percent of total options to purchase shares of the Company’s common stock granted to employees during fiscal 2003.

(5)	Represents ISO granted pursuant to the Company’s 2002 Equity Incentive Plan that was vested as of the date of grant and expired one year from the date of grant.

AGGREGATED OPTION EXERCISES IN FISCAL 2003 AND AUGUST 31, 2003 OPTION VALUES

          The following table provides information regarding Company stock option exercises in fiscal 2003 by the Named Executive Officers, and the value of such officers’ unexercised options at August 31, 2003:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable (E) / Unexercisable (U)		Value of Unexercised In-The- Money Options at Fiscal Year-End Exercisable (E) / Unexercisable (U)

Joel J. Kocher	-	-	274,528	(E)	$2,057	(E)
			126,416	(U)	0	(U)

Allen Shulman	-	-	10,395	(E)	$0	(E)
			42,104	(U)	0	(U)

Savino R. Ferrales	-	-	62,034	(E)	$282	(E)
			36,993	(U)	0	(U)

Tiffani D. Bova	-	-	3,250	(E)	$0	(E)
			25,750	(U)	0	(U)

Donald Bulens	-	-	0	(E)	$0	(E)
			35,000	(U)	0	(U)

David A. Buckel	-	-	0	(E)	$0	(E)
			0	(U)	0	(U)

Mark K. Alexander	-	-	0	(E)	$0	(E)
			0	(U)	0	(U)

Compensation of Directors

          Members of the Board of Directors who are not employees of the Company or employees, officers or directors of any subsidiary or affiliate of the Company are paid an annual retainer of $40,000 (the “Annual Retainer”). The Annual Retainer is payable in arrears in equal quarterly installments within the first thirty days of each fiscal quarter to qualified directors holding office during the prior fiscal quarter. Qualified directors who hold office for less than an entire fiscal quarter receive a pro-rated portion of the Annual Retainer.

          Additionally, under the 2002 Equity Incentive Plan, the Company’s stock option plan, all directors who are not employees of the Company or its subsidiaries or affiliates are to receive a formula Nonstatutory Stock Option (a “Formula Option”) of 2,000 shares of common stock upon appointment to the Board and such directors serving on the Board as of the date immediately following each annual meeting of the Company’s shareholders receive a Formula Option as of the date of the meeting for 1,000 shares of common stock. The Formula Options have an exercise price equal to the market value of a share of the Company’s common stock on the grant date, have a term of ten years and are 100% vested on the date of the grant. The Company reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings or performance of director services.

Employment Arrangements

          The Company has entered into employment agreements (the “Executive Agreements”) with Joel Kocher, the Company’s Chairman, President, and Chief Executive Officer; Allen Shulman, its Senior Vice President, Chief Financial Officer and Executive Counsel;; and Tiffani Bova, its Vice President of Sales and Channel Programs.  The Company also has employment agreements with Savino Ferrales, its former Senior Vice President and Chief Human Resource Officer and Donald Bulens, its former Senior Vice President for Mainstream Market.  The employment agreement with Mr. Bulens was entered into in connection with the Company’s acquisition of Trellix.  The Executive Agreements allow either the Company or the officer to terminate the officer’s active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing.

          The Executive Agreement for Mr. Kocher provides for a “Transition Period” following termination, unless employment was terminated by the Company for cause or by the officer without good reason.  During the Transition Period, Mr. Kocher will continue to receive all benefits “customarily provided” to him while employed, including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. “Customarily provided” refers to Company practices and plans with respect to Mr. Kocher’s benefits and compensation in effect as of the date of termination of his active employment with the Company. Mr. Kocher will not be entitled to any new grants of interest in future executive bonuses, any new grants of stock options, or payment of any compensation under an incentive program that is deferred, due to payment criteria of such incentive program, as those criteria existed as of the date of termination of his active employment with the Company, beyond the Transition Period.  The Transition Period is one year for Mr. Kocher.   During any Transition Period, Mr. Kocher would be subject to the following covenants: non- compete, non-solicitation of employees, noninterference or solicitation or diversion of business, and non-solicitation of customers and suppliers.

          The Executive Agreement for Mr. Ferrales provides for a “Transition Period” following termination, unless employment was terminated by the Company for cause or by the officer without good reason.  During the Transition Period, Mr Ferrales will continue to receive all benefits “customarily provided” to him while employed, including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. “Customarily provided” refers to Company practices and plans with respect to Mr. Ferrales’ benefits and compensation in effect as of the date of termination of his active employment with the Company. Mr. Ferrales will not be entitled to any new grants of interest in future executive bonuses, any new grants of stock options, or payment of any compensation under an incentive program that is deferred, due to payment criteria of such incentive program, as those criteria existed as of the date of termination of his active employment with the Company, beyond the Transition Period.  The Transition Period is six months for Mr. Ferrales.  During the Transition Period, Mr. Ferrales is subject to the following covenants: non-compete, non-solicitation of employees, noninterference or solicitation or diversion of business, and non-solicitation of customers and suppliers.  In connection with his departure in April 2004, the Company also entered into a Separation Agreement and Full Release of Claims with Mr. Ferrales which confirms the applicability of certain matters under his Executive Agreement and provides for a full release of claims in favor of the Company.

          The Executive Agreement for Mr. Bulens provided for a Base Salary, and a lump sum severance payment of six months of Base Salary plus $3,000 in the event of termination other than for cause.  The annual Base Salary for Mr. Bulens was $250,000.  This Executive Agreement also provided for additional performance based compensation of up to 45% of Base Salary.  Mr. Bulens also entered into a separate Confidentiality and Non-Competition Agreement that provides for a term of 6 months after termination.  That Non-Competition Agreement prohibits competition with the Company and disclosure of confidential information by the executive.  In connection with his departure in April 2004, the Company also entered into a Separation Agreement and Full Release of Claims with Mr. Bulens which confirms the applicability of certain matters under his Executive Agreement and provides for a full release of claims in favor of the Company.

          The Executive Agreements for the other two current executives provide for a Base Salary, and a lump sum severance payment of six months of Base Salary in the event of termination other than for cause, except in the case of Mr. Shulman, whose severance arrangement is for twelve months instead of six months.  The annual Base Salary is set forth in an exhibit to each Executive Agreement as follows: $235,000 for Mr. Shulman,  and $170,000 for Ms. Bova.  These two Executive Agreements also provide for additional performance based compensation, specified to be up to 45% of Base Salary in the case of Mr. Shulman  and up to a total compensation target of $283,333 in the case of Ms. Bova.  These two executives also entered into a separate Confidentiality and Non-Competition Agreement (“Non-Competition Agreement”).  The Non-Competition Agreement provides for a term of 12 months after termination.  Each Non-Competition Agreement prohibits competition with the Company and disclosure of confidential information by the executive.  The Non-Competition Agreements for Mr. Shulman and Ms. Bova also prohibit solicitation of customers or employees by the executive.

          The Company maintains no formal change of control agreements or arrangements with individual Company executives. However, the 2002 Equity Incentive Plan, the 2001 Equity Incentive Plan, and the 1995 Stock Option Plan provide for the vesting of any or all options granted pursuant to the plans to accelerate and become immediately exercisable upon a change of control of the Company, as defined in the applicable plans.

          In connection with his resignation as Senior Vice President, Interland entered into an agreement with Mr. Alexander as of November 6, 2002.  Under this agreement, Interland agreed to continue to pay Mr. Alexander his base salary through November 10, 2003, in return for his agreement to provide specified services.  The agreement also provided for releases from him and the termination of all obligations by us under his former employment agreement. In addition, the agreement provides that Mr. Alexander’s options for common stock will continue to vest through November 10, 2002, and would be exercisable through March 10, 2003.  All of the options have terminated.  Interland also agreed to continue certain health benefits and insurance coverage.

          In connection with his resignation as Senior Vice President and Chief Financial Officer, Interland entered into an agreement with Mr. Buckel as of October 20, 2002.  Under this agreement, Interland agreed to continue to pay Mr. Buckel his base salary through October 19, 2003 and to grant Mr. Buckel an additional option to purchase 8,632 shares of common stock exercisable through October 31, 2003, in return for his agreement to provide specified services.  The agreement also provided for releases from him and the termination of all obligations by us under his former employment agreement. In addition, the agreement provides that Mr. Buckel’s prior options for common stock would continue to vest through October 31, 2002, and would be exercisable through November 30, 2002.  As of November 30, 2003, all of Mr. Buckel’s options have terminated.

          Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report, the Audit Committee Report on page 19 and the performance graph on page 18 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

Compensation Committee

          Serving on the Compensation Committee are Directors John B. Balousek and Robert Lee.  The Company’s Board of Directors has determined that all members of the Company’s Compensation Committee are “independent” as defined in Rules 4200(a)(15) of the NASDAQ listing standards.  The Committee met four times in fiscal 2003 and intends to meet quarterly or more frequently as the Company’s Board of Director’s may request.

          The Committee’s primary responsibility is to review and establish the compensation of the Company’s officers, including salary, bonuses, stock option grants, employment contracts and other compensation.  Compensation for the Company’s executive officers for fiscal 2003, including base salary, performance bonuses, stock option grants and other compensation, was determined by the Compensation Committee and reviewed by the Company’s Board of Directors.  It is the Committee’s practice from time to time to engage reputable, independent external consulting firms to help assess the competitiveness of the Company’s compensation practices as they relate to industry and peer group practices.

Executive Officer Compensation

          The Company’s executive officer compensation programs are described below for the purpose of providing a general understanding of the various components of executive officer compensation. These executive officer compensation programs are designed to attract, retain and reward highly qualified executive officers who are important to the success of the Company and to provide incentives relating directly to the financial performance and long-term growth of the Company, thus aligning executive interests with the interests of the shareholders. The various components of the Company’s executive officer compensation programs are, in most cases, the same as those generally made available to employees of the Company. The following is a summary of the executive officer compensation programs:

Cash Compensation

          Base Salary.  The base salary of each executive officer is established primarily upon (i) a review of executive compensation offered by companies generally comparable to the Company, and (ii) a subjective evaluation of the executive officer’s expected contribution to the Company, including individual performance, level of responsibility and technical expertise.

          Performance Bonuses.  Lump sum cash bonuses to executive officers are intended to reward executive officers for the Company’s financial performance and achievement of individual performance goals during the fiscal year and are earned and paid pursuant to the Management and Executive Incentive Plan (the “Incentive Plan”), which was approved by the Company’s shareholders in November 1999.  Under the Incentive Plan, individual target bonuses are established for a performance period based on the officers expected contribution to the Company and competitive market analysis. Fiscal 2003 bonuses were awarded under the Incentive Plan based on achievement of specific Company financial performance measured in Earnings Before Income Taxes and Amortization as well as individual contributions to Company performance for the applicable performance period.

Equity Compensation

          To provide long-term incentive to the executive officers and employees of the Company and its subsidiaries, the Company grants incentive and non-statutory stock options to such persons pursuant to the Company’s 2002 Equity Incentive Plan (the ‘Plan’), the successor Plan to the Company’s 1995, 2000, and 2001 stock option plans. Such options provide a link to long-term growth in the value of the Company’s Common Stock. The criteria used to determine who receives stock options and the number of stock options granted is generally based on an evaluation of the individual’s long-term impact to the Company. That criteria includes: ability to directly contribute to the Company’s corporate success and future revenue growth, ability to develop efficiencies that result in cost reductions without compromising product quality or quantity, ability to develop processes or programs that directly support the attainment of corporate objectives, ability to design or develop new products or services, or develop innovative processes that make the Company more competitive, ability to manage key departments/functions and other relevant items, as appropriate. Stock options granted to employees and executive officers under the Plan typically have a term of ten (10) years and vest twenty-five percent (25%) on the first anniversary of each grant, then at a monthly rate of 2.0833% for each successive month until fully vested.

Other Compensation

          In addition to cash and equity compensation programs, executive officers participate in various other employee benefit plans, including, but not limited to, a time-off plan.  Under the time-off plan, full-time employees of the Company and its subsidiaries (including executive officers) are allowed to accumulate a predetermined number of hours based on length of service for vacation, holidays, sick time, emergencies and personal needs.  This program was modified for all employees on April 8, 2003 to limit future accumulation to 160 hours.  Prior to this change, the maximum accumulation was 400 hours.  Employees with in excess of 160 hours on April 8, 2003 have until August 31, 2004 to take the excess, after which any hours over 160 will be forfeited.  Executive officer participation in various clubs, organizations and associations may also be funded by the Company or its subsidiaries.

CEO Compensation

          Joel J. Kocher is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.  Mr. Kocher’s annual base salary is based on an analysis of compensation paid to chief executive officers of comparable companies and on a subjective analysis of Mr. Kocher’s experience, level of responsibility and contribution to the Company.  During fiscal 2003 Mr. Kocher’s annual base salary was at $360,000.

          In December 2003, pursuant to the Incentive Plan, Mr. Kocher was eligible to be considered for a bonus of $121,500 for fiscal 2003 performance, but Mr. Kocher voluntarily declined to be considered for  this bonus.

          During fiscal 2003, Mr. Kocher was granted options under the 2002 Equity Incentive Plan to purchase a total of 35,000 shares of Interland common stock.  The options vest 25% upon the first anniversary from the date of grant, and at a rate of 3.125% per month thereafter until fully vested.    The options expire after a term of ten (10) years.

Tax Deductibility of Executive Compensation

          The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code.  Section 162(m) limits deductions for certain executive compensation in excess of $1 million.  Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent upon stockholder approval of the compensation arrangement.  The Company believes that it is generally in the best interests of its stockholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. With respect to non-equity compensation arrangements and amounts paid under the Incentive Plan, the Compensation Committee has reviewed the terms of those arrangements likely to be subject to Section 162(m) and believes that at this time the Company is in compliance with Section 162(m).  The Company also believes the 1995 Stock Option Plan and the HostPro 2000 Equity Incentive Plans are in compliance with Section 162(m).  The Compensation Committee will continue to monitor compliance with Section 162(m) and will take appropriate action if warranted.  Since corporate objectives may not always be consistent with the requirement for full deductibility, it is conceivable that the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).  Deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or methods of compensation.

Compensation Committee of the Board of Directors

John B. Balousek
Robert Lee

PERFORMANCE GRAPH

          The following graph compares the cumulative total shareholder return on the Company’s Common Stock for the period from August 31, 1998 through August 31, 2003 with the cumulative total return for the same period as (i) the Center for Research in Securities Prices (“CRSP”) Total Return Index for The Nasdaq Stock Market (U.S. Companies), (ii) a “peer group” selected by management of the Company and (iii) the CRSP Total Return Index for Nasdaq Computer Manufacturer Stocks (the “Computer Manufacturer Index”). Each of these indices is prepared by a third party and is publicly available. As the Company no longer manufactures computer hardware, the Computer Manufacturer Index no longer tracks stocks of an industry or line-of-business comparable to the Company.  The Company has not been able to identify an index in the Company’s line-of-business.  The “Peer Group” consists of the following stocks, ELNK, GBIX, IMGG, ISSX, NAVI, RCOM, SWS and YHOO, each of which is a publicly-traded company that provides Web hosting services.  The Company operates on a fiscal year which ends on August 31.    For consistent presentation and a more meaningful comparison to the indices shown herein, the Company’s stock performance graph was plotted assuming an August 31 fiscal year-end.  These comparisons assume an investment of $100 at the commencement of the period and the reinvestment of dividends paid during the period, as applicable.

          Note: Management cautions that the stock price performance information shown in the graph below may not be indicative of current stock price levels or future stock price performance.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
August 2003

The performance graph was plotted using the following data:

	1998	1999	2000	2001	2002	2003

Interland Inc	$100.00	$82.45	$117.55	$13.36	$21.70	$8.36

NASDAQ US	$100.00	$185.22	$284.94	$122.64	$89.65	$124.04

NASDAQ COMPUTER MANUFACTURERS	$100.00	$233.97	$438.81	$115.05	$94.06	$118.77

Peer Group	$100.00	$390.98	$590.30	$70.98	$55.33	$151.88

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee has the ultimate authority to select the independent auditors, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management and the Company’s independent auditors.

          It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

          The Audit Committee reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

          The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”).

          The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) with respect to any relationships between PwC and the Company that in PwC’s professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

          Based on the foregoing, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003.

Audit Committee of the Board of Directors

Robert T. Slezak
John B. Balousek
John Patrick Crecine

RELATED PARTY TRANSACTIONS

          During the second quarter of the Company’s fiscal year ending August 31, 2002, the Micron Technology Foundation, which beneficially owned approximately 43% of the Company’s common stock, sold all of its shares of the Company’s common stock to the Company and third parties.  In connection with such transaction, the Company repurchased and retired approximately 580,000 shares of Company common stock formerly owned by the Foundation at an aggregate cost of $7.3 million.  The third-party purchasers included Robert T. Slezak, a member of the Company’s board of directors, who purchased 80,000 shares; Joel J. Kocher, then the Company’s Chairman and Chief Executive Officer, who purchased 20,000 shares; Robert Lee, a member of the Company’s board of directors, who purchased 20,000 shares; and John B. Balousek, a member of the Company’s board of directors, who purchased 10,000 shares. All the purchasers agreed to certain contractual limitations on resale, the last of which expired on December 31, 2002.

          On January 3, 2003, Interland acquired by merger Trellix Corporation, a privately held developer of software-based Web site solutions. Donald Bulens was the President, CEO and a stockholder of Trellix prior to the acquisition. Initially, the estimated aggregate purchase price was approximately $12.2 million, however, based on Trellix’s financial position on the date of close and a contractual working capital adjustment contained in the merger agreement, the actual aggregate purchase price was approximately $11.6 million consisting of $3.2 million in cash, 300,000 shares of Interland stock, and 600,000 warrants to purchase shares of Interland stock at a price of $50.00 per warrant. In connection with the acquisition, Mr. Bulens received a $285,000 bonus and entered into the employment agreement described above at “Employment Arrangements”.  In addition upon the closing of the merger with Trellix, Mr. Bulens was appointed to serve as Stockholder Representative and as representative and attorney-in-fact and agent to act in the name, place and stead of each of the former Trellix stockholders including, without limitation, to act, to give and receive notices and communications on behalf of the Participating Stockholders, and to administer the indemnification obligations of those stockholder, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.  The Company currently has a dispute with the former Trellix stockholders, and Mr. Bulens as the Stockholder Representative, regarding additional payments and indemnification obligations under the Trellix acquisition agreements.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and persons who own beneficially more than 10% (collectively, the “Beneficial Owners”) of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission (the “SEC”). Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Beneficial Owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended August 31, 2003, except (1) Donald Bulens filed late his Form 3 reporting no ownership of Company securities other than one stock option, and (2) David Buckel failed to file one Form 4 to report one exempt option granted immediately prior to his termination.

PROPOSAL ONE:
ELECTION OF DIRECTORS

          The Company’s Board of Directors has fixed the number of directors at six, and it is contemplated that a board of six directors will be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently directors of the Company and are identified in the Proxy Statement under “DIRECTORS AND EXECUTIVE OFFICERS”.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then present Board of Directors to fill the vacancy or for the balance of those nominees named without a substitute.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will begin on August 6, 2004 and continue until the next annual meeting of shareholders and until such person’s successor has been duly elected and qualified, or until such person’s earlier death, resignation, removal or disqualification.

          The Board’s nominees for re-election at the Annual Meeting are Joel J. Kocher,  John B. Balousek, John P. Crecine,

Robert Lee, Edward L. Shapiro and Robert T. Slezak. The Board recommends a vote “FOR” the election of each of the foregoing nominees.

          The six nominees receiving the highest number of affirmative votes of the shares of the Company’s Common Stock entitled to vote on this matter shall be elected as the directors assuming such affirmative votes represent a majority of the shares entitled to vote and represented at the Annual Meeting.

INDEPENDENT AUDITORS

          The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 2004.

          Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Auditors in Fiscal 2002 and 2003

          During fiscal 2002 and 2003, the Company incurred the following fees for services performed by PricewaterhouseCoopers LLP:

	Fiscal 2003	Fiscal 2002

Audit Fees	$580,477	$587,839
Audit Related Fees[1]	78,460	87,091
Tax Fees[2]	0	112,136
All Other Fees[3]	578,520	622,642

(1)

Audit Related Fees consist of (i) in fiscal 2003 audit of benefit plans ($41,900) and due diligence reviews ($36,560) and (ii) in fiscal 2002, audit of benefit plans ($63,290) and a SAS 70 review ($23,801).

(2)	Tax fees for 2002 consist of tax consulting services.

(3)

All other fees consist of (i) in fiscal 2003, consulting on billing systems ($543,308) and litigation support ($35,212), and (ii) in fiscal 2002, consulting on billing systems ($125,000), consulting on customer care strategy ($390,000) and consulting on business processes ($107,642).  The majority of these services were performed by Pricewaterhouse Coopers Consulting prior to the sale of that business by PricewaterhouseCoopers LLP in October 2002.

          All of the services described above were approved by the Company’s audit committee.  The audit committee has determined that the payments made to its independent auditors for these services are compatible with maintaining such auditors’ independence.

          All services performed by the independent auditors are approved by the Audit Committee of the Board of Directors prior to performance.  The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so.  The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.

SHAREHOLDER PROPOSALS

          Shareholder proposals for inclusion in our proxy statement and form of proxy relating to our 2005 annual meeting of shareholders must be received no later than January 17, 2005 and must comply with applicable laws and regulations and the Company’s Bylaws.  Persons named as proxies in the proxy solicited by the board of directors for the 2005 annual meeting may exercise discretionary voting authority on any proposal presented by a shareholder at that meeting if the Company receives notice of the proposal after April 2, 2005 or if the Company receives notice of the proposal by that date and discloses the proposal in the proxy statement and how management intends to vote proxies on the proposal.

          Upon the written request of any record or beneficial owner of common stock of the Company whose proxy was solicited in connection with the 2004 Annual Meeting of Stockholders, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K without exhibits for its fiscal year ended August 31, 2003.  Requests for a copy of such Annual Report on Form 10-K should be addressed to Jonathan Wilson, Assistant Corporate Secretary, Interland, Inc., 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303.

OTHER BUSINESS

          The Board of Directors does not intend to bring any other business before the meeting, and the Company does not know of any other matters to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such matters in accordance with the judgment of the persons voting the proxies.

TELEPHONE AND INTERNET VOTING ALTERNATIVES

          Shareholders with shares held directly or in an account at a brokerage firm may vote those shares telephonically by calling the telephone number or accessing the Internet site referenced in your voting form.  Votes submitted electronically via the Internet or by telephone must be received by midnight, Eastern Time, on June 30, 2004.

          The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

          The giving of a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.  Shareholders holding shares in the name of a broker or other nominee who wish to vote in person at the Annual Meeting must bring a statement from the broker or nominee confirming ownership of the Company’s common stock.

          Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

This Proxy is solicited on behalf of the Board of Directors.
INTERLAND, INC.
303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303
2004 ANNUAL MEETING OF SHAREHOLDERS
July 1, 2004

     The undersigned shareholder(s) of Interland, Inc., a Minnesota corporation, hereby acknowledges receipt of the Notice of 2004 Annual Meeting of Shareholders and the Proxy Statement, each dated May 17, 2004, and hereby appoints Joel J. Kocher and Allen L. Shulman, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of Interland, Inc., to be held on July 1, 2004, at 10:00 a.m. Eastern Time, at the JW Marriott Hotel 3300 Lenox Road, Atlanta, Georgia 30326, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”), and to vote, as designated on the proposals below, all shares of Interland, Inc. common stock which the undersigned would be entitled to vote, if then and there personally present, on the proposals set forth below:

1.   ELECTION OF DIRECTORS:

Joel J. Kocher	Robert Lee
John B. Balousek	Edward L. Shapiro
John Patrick Crecine	Robert T. Slezak

      [_]  FOR ALL                     [_]  WITHHOLD ALL                    [_]  FOR ALL EXCEPT

To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below:

__________________________

and in their discretion, upon such other matter or matters which may properly come before the Annual Meeting.

     The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR item 1 above. If any other matters properly come before the Annual Meeting, the persons named in this Proxy will vote in their discretion. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee whom shall be designated by the then present Board of Directors to fill the vacancy or for the balance of those nominees named without a substitute.

Dated ____________________________ , 2004

_____________________________
Signature

_____________________________
Signature

     (This Proxy should be voted, signed, and dated by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all persons having an interest therein should sign.)